UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MAINSTAY CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

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August 2024

Dear Valued Business Partner,

I would like to inform you that over the next two weeks NYL Investments and Saba Capital, an activist hedge fund, will each be distributing proxy materials to shareholders seeking the election of Trustees to MainStay CBRE Global Infrastructure Megatrends Term Fund’s (“MEGI”) Board at the September shareholder meeting. As such, shareholders will receive separate proxy voting materials and letters from NYL Investments in the coming weeks as we seek to attain quorum.

MEGI is overseen by a Board of Trustees (“Board”) comprised of six independent Trustees and one interested Trustee. Each year, a different class of Trustees is elected for a 3-year term. This year, the Board is seeking the re-election of Alan Latshaw and Karen Hammond. In opposition, Saba is seeking to replace one of the Fund’s experienced Trustees with their own nominee, in furtherance of its short-term agenda that we believe to be contrary to the long-term goals of the Fund’s shareholders as a whole.

MEGI’s Board has taken significant actions to protect shareholders’ investments in the Fund, including approving a 15% increase to the Fund’s annual distribution rate in August 2023 and increasing the annual per-share distribution rate from $1.30 to $1.50 per year.

The Fund’s nominees are highly qualified and have significant experience overseeing the management of the Fund and other MainStay Funds.

•	Both of the Fund’s nominees are independent with a fiduciary duty to act in the best interest of all of the Fund’s shareholders.

•	Under the Board’s leadership, the Fund has delivered on its mandate to deliver high current income by paying monthly distributions since its inception in 2021.

By contrast, Saba’s nominee is an officer of Saba and represents the interests of Saba. And unlike the Fund’s Board, Saba has no fiduciary duty to the Fund’s shareholders – Saba regularly seeks to cause closed-end funds to engage in actions which can result in adverse consequences for long-term investors.

The Board is unanimously OPPOSED to the nomination of Saba’s Nominee as it does not believe the nomination is in the best interest of the Fund or its shareholders. We ask shareholders to join us in protecting their investment in the Fund by voting FOR the Fund’s nominees on the WHITE proxy card.

The Board and Fund management are committed to continued thoughtful actions designed to enhance long-term shareholder value and improving the relationship between the Fund’s Net Asset Value (NAV) and its market price.

Please do not hesitate to contact me if you have any questions. Thank you for your continued partnership.

Sincerely,

[Name]

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For more information about MainStay Funds®, call 800-624-6782 for a prospectus or summary prospectus. Investors are asked to consider the investment objectives, risks, and charges and expenses of the investment carefully before investing. The prospectus or summary prospectus contains this and other information about the investment company. Please read the prospectus or summary prospectus carefully before investing.

“New York Life Investments” is both a service mark, and the common trade name, of the investment advisors affiliated with New York Life Insurance Company. The MainStay Funds® are managed by New York Life Investment Management LLC and distributed by NYLIFE Distributors LLC, 30 Hudson Street, Jersey City, NJ 07302, a wholly owned subsidiary of New York Life Insurance Company.

FOR REGISTERED REPRESENTATIVE USE ONLY. NOT FOR USE WITH THE GENERAL PUBLIC